© 2024 Greystone & Co. II LLC. Confidential. All rights reserved. ISSUER FREE WRITING PROSPECTUS DATED June 4, 2024 FILED PURSUANT TO RULE 433 REGISTRATION NO. 333-259203 & REGISTRATION NO. 333-259207 Preferred Series A-1 and Series B Unit Offerings

Important Information Forward-Looking Statements This presentation incorporates information from two prospectuses dated April 15, 2022 (the "Series A-1 Prospectus") and June 16, 2023 (the "Series B Prospectus", filed by Greystone Housing Impact Investors LP (the "Partnership") with the Securities and Exchange Commission for the offerings to which this communication relates (the “Prospectus” or “prospectuses”) and contains forward-looking statements. All statements in this document other than statements of historical facts, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the headings “Risk Factors” beginning on page 24 of the Series A-1 Prospectus, page 29 of the Series B Prospectus, and page 17 of our Annual Report on Form 10-K for the year ended December 31, 2023. These forward-looking statements are subject to various risks and uncertainties and Greystone Housing Impact Investors LP expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Disclosure Regarding Non-GAAP Measures This document refers to certain financial measures that are identified as non-GAAP. The Partnership believes that these non-GAAP measures are helpful to investors because they are the key information used by management to analyze the Partnership’s operations. This information should not be considered in isolation or as a substitute for the related GAAP measures. A reconciliation of Non-GAAP measures to the most comparable GAAP measures can be found in Addendum C of this presentation. © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Important Notices Free Writing Prospectus Statement Greystone Housing Impact Investors LP (“we,” “us,” “our,” or the “Partnership”) has filed a registration statement on Form S-3 and a post-effective amendment no.1 to Form S-3 (the “Series A-1 Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. The original A-1 Registration Statement on Form S-3 was declared effective by the SEC on September 9, 2021, and the post-effective amendment no.1 to Form S-3, which contains the current Series A-1 Prospectus, was declared effective by the SEC on April 13, 2022. Greystone Housing Impact Investors LP has filed a registration statement on Form S-3, post-effective amendment no.1 to Form S-3, and post-effective amendment no.2 to Form S-3 (the “Series B Registration Statement”, or, collectively with the A-1 Registration Statement, the "Registration Statements") with the SEC for the offerings to which this communication relates. The original Series B Registration Statement on Form S-3 was declared effective by the SEC on September 9, 2021, the post-effective amendment no.1 to Form S-3 was declared effective by the SEC on April 13, 2022, and the post-effective amendment no.2, which contains the current Series B Prospectus, was declared effective by the SEC on June 15, 2023. Before you invest, you should read the prospectus in each Registration Statement and other documents the Partnership has filed with the SEC for more complete information about the Partnership and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Partnership will arrange to send you the prospectus if you request them by calling (855) 428-2951. Additional Disclosures There is no guarantee that any specific outcome will be achieved in connection with your investment in the Partnership. An investment in our Series A-1 Preferred Units or Series B Preferred Units involves risks. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information in the “Risk Factors” section of each prospectus included in the Series A-1 Registration Statement and Series B Registration Statement, which were declared effective by the SEC on April 13, 2022, and June 15, 2023, respectively. © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Preferred Units – Performance Summary Investment Thesis: To provide US depository institutions with an investment likely to receive positive Community Reinvestment Act (“CRA”) consideration, while generating income, distributing cash and providing an allocation of investment capital to specific Community Development Investments (“CDI”), while reducing risk through portfolio diversification and seniority within the fund capital stack. Preferred Unit Performance Summary: $172 million of Preferred Capital allocated as of March 31, 2024 $94.5 million of Series A Preferred where five Investors made nine separate rounds of investment $54.5 million of Series A Preferred Units exchanged for new issue Preferred Units and allocated to new CRA eligible investments $30 million of Series A Preferred Units successfully fully redeemed $55 million of new Series A-1 Preferred Units issued $22.5 million of new Series B Preferred Units issued All Preferred Unit distributions have been made in full and on time CRA allocations managed across multiple allocation requests while ensuring no allocation overlap From the initial Preferred Unit Investment in Q1 2016 through May 7, 2024*, the Partnership provided financing: For 57 additional Community Development Investments In 12 states and 34 different counties Representing 8,747 Total Units *Please see Addendum B: Community Development Investments Q1 2016 – May 7, 2024 © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Greystone Housing Impact Investors LP Partnership Details as of March 31, 2024 Symbol (NYSE) GHI Most recent quarterly distribution1 $0.44 BUC price (common) $16.29 Units outstanding 23,057,328 Market capitalization $375.6 million 52-week range of BUC price $14.56 - $17.80 Total assets $1.45 billion Ratio of debt to total assets at par or cost 71% Greystone Housing Impact Investors LP (NYSE:GHI) (the "Partnership") was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the initial purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential properties.  We expect and believe the interest received on our tax-exempt mortgage revenue bonds and similar investments is excludable from gross income for Federal income tax purposes.   We also make other investments in accordance with the Second Amended and Restated Agreement of Limited Partnership dated December 5, 2022. The Partnership expects that the majority of its invested assets, as determined by its General Partner, will be considered eligible for regulatory credit under the CRA. 1. The distribution was paid on April 30, 2024 for BUC holders of record as of March 28, 2024. The distribution is payable to BUC holders of record as of the last business day of the quarter and GHI trades ex-dividend one day prior to the record date, with a payable date of the last business day of the subsequent month. The distribution includes the regular quarterly cash distribution of $0.37 per outstanding BUC and a supplemental distribution payable in the form of additional BUCs equal to $0.07 per BUC. The supplemental BUCs Distribution was paid at a ratio of 0.00417 BUCs for each issued and outstanding BUC as of the record date. The amounts above have been retroactively adjusted to reflect the BUCs distribution as of the beginning of the periods presented. © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

The Partnership – Illustrative Structure The Partnership was formed for the primary purpose of acquiring, holding, selling, and managing a portfolio of mortgage revenue bonds issued to provide construction and/or permanent financing of multifamily residential properties. $1.45 billion portfolio generates primarily interest income and capital gains for the Partnership. The Partnership pays management fees and operating expenses. The Partnership uses prudent levels of leverage to optimize fund returns. The Partnership is approximately 71% levered. 32% of debt is fixed rate on fixed rate assets, 16% is variable rate debt on variable rate assets and 46% is hedged variable rate debt on fixed rate assets, leaving just 6% as variable rate debt on fixed rate assets. Preferred Units are senior in distribution & liquidation to the General Partner and BUC capital. The Preferred Units receive CRA allocation to specific requested Community Development Investments. $375.6 million of market cap equity as BUCs listed on the NYSE as of March 31, 2024. Holders currently receive quarterly distributions. © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Series A/A-1 & B Preferred Unit Overview All Preferred Series Individual asset level allocation of capital for CRA purposes Annual CRA Majority of Assets Certification Pays quarterly cash distribution No fees Senior to the Beneficial Unit Certificates (“BUCs”) – Market Capitalization as of March 31, 2024 was $375.6 million Diversified $1.45 Billion portfolio as of March 31, 2024 Series A/A-1 Preferred Units Senior to Series B and BUCs 6 years to investor optional redemption 3% fixed distribution rate Issuance limited to 3:1 ratio with BUCs:Series A/A-1 Series B Preferred Units Senior to BUCs 6 years to investor optional redemption 5.75% fixed distribution rate Issuance limited to 2:1 ratio with BUCs:Series A/A-1/B © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Allocable Community Development Investments States with Allocable Community Development Investments As of May 7, 2024, the Partnership has over $1.0 billion of Community Development Investments available for allocation. © 2024 Greystone & Co. II LLC. Confidential. All rights reserved. STATE CRA Available for Allocation AZ $12,216,179 CA 285,598,113 FL 60,000,000 GA 63,068,546 IN 5,220,000 LA 11,500,000 MD 33,727,000 MN 34,620,000 MS 4,813,818 NM 24,900,000 SC 191,567,000 TN 11,581,925 TX 281,437,838 WA 4,850,000 Total $1,025,100,419

Preferred Units Distribution Coverage Ratio Illustration The Partnership believes that Net Income and Cash Available for Distribution (“CAD”) provides relevant information about the Partnership’s operations and is necessary for understanding its operating results.  The Partnership’s Net Income and CAD over the last six years has generated significant coverage for the distributions to Preferred Unit holders and shown strong earnings through market cycles. © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Interest Rate Sensitivity Analysis The management team seeks the optimization of Fixed versus Variable rate leverage based upon the current and projected market interest rates. The sensitivity analysis below is as of March 31, 2024, and represents the change over the next 12 months assuming an immediate shift in interest rates and management does not adjust its strategy in response. Description -50 bps -25 bps +50 bps +100 bps +200 bps Tender Option Bond debt financing $2,115,000 1,057,500 ($2,115,000) ($4,230,000) ($8,459,999) Tax Exempt Bond Securitization debt financing 77,146 38,573 (77,146) (154,292) (308,584) Other investment financings (1,715,410) (857,705) 1,715,410 3,430,820 6,861,640 Variable rate investments (424,507) (212,253) 424,507 849,013 1,698,026 Total $52,229 $26,115 ($52,229) ($104,459) ($208,917) Per BUC Impact $0.002 $0.001 ($0.002) ($0.005) ($0.009) Please Note: The interest rate sensitivity table above (the “Table”) represents the change in interest income from investments, net of interest on debt and settlement payments for interest rate derivatives over the next twelve months, assuming an immediate parallel shift in the SOFR yield curve and the resulting implied forward rates are realized as a component of this shift in the curve. Assumptions include anticipated interest rates, relationships between interest rate indices and outstanding investments, liabilities and interest rate derivative positions. No assurance can be made that the assumptions included in the Table presented herein will occur or that other events will not occur that will affect the outcomes of the analysis. Furthermore, the results included in the Table assume the Partnership does not act to change its sensitivity to the movement in interest rates. As the above information incorporates only those material positions or exposures that existed as of March 31, 2024, it does not consider those exposures or positions that could arise after that date, except as noted previously on this slide. The ultimate economic impact of these market risks will depend on the exposures that arise during the period, our risk mitigation strategies at that time and the overall business and economic environment. “Per BUC Impact” - The net interest income change per BUC calculated based on 23,057,328 BUCs outstanding as of March 31, 2024. © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Community Development Investments The Partnership has over $1.0 billion in Community Development Investments (“CDI”) available for allocation as of May 7, 2024 The majority of the Partnership invested assets are eligible CDIs under the Community Reinvestment Act (“CRA”) CRA Majority of Invested Assets Certification provided at close. Annual CRA Majority of Invested Assets Certification provided thereafter. The General Partner determines CDI’s where the majority of underlying units are restricted to those earning up to 80% of Area Median Income (“AMI”) Low Income Housing Tax Credit multifamily housing. 501(c)(3) Income Restricted multifamily housing. A CRA BUC investment has CDI specific allocations while also providing diversified risk across a portfolio Equity allocated to specific CDI(s) for reporting purposes. Strict control of CRA allocations to ensure no overlap. Fund portfolio spreads economic risk. Illustrative transactions Bruton Apartments Dallas, TX $18.14 Million Senior Bond 100% @ 60% AMI Seasons At Simi Valley Simi Valley, CA $4.4 Million Senior Bond 40% @ 40% & 60% @ 50% AMI Vineyard Gardens Apartments Oxnard, CA $4.0 Million Senior Bond 100% @ 50% AMI © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

APPENDIX © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

The Management Team We approach multifamily real estate as long-term owners and managers. Based in Omaha, Nebraska, the core team of real estate professionals executes the Partnership’s fundamental long-term strategy. Our in-depth knowledge of the industry, from development to property management, combined with our proven and verifiable track record of success, is a testament of the commitment and dedication we bring to each property. The General Partner that manages the Partnership’s operations is a wholly owned subsidiary of Greystone. Key features of each of our real estate investments includes: Preservation of capital. Predictable current cash distributions/yields. Potential for enhanced yield/capital appreciation. Expertise Multifamily Ownership Affordable Housing Seniors and Skilled Nursing Facilities Multifamily Property Management Student Housing © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Greystone – Company Highlights © 2024 Greystone & Co. II LLC. Confidential. All rights reserved. *For HUD’s 2023 fiscal year. Based upon combined firm commitments received by Greystone Funding Company LLC and Greystone Servicing Company LLC and excludes risk sharing and hospital loans. ** Primary and Special Servicing combined as of 12/31/23. Fannie Mae and Freddie Mac Rankings based on 2023 lending volume.

Summary of Terms: Series A-1 Preferred Units ISSUER Greystone Housing Impact Investors LP, a Delaware limited partnership. (NYSE: GHI) SECURITIES OFFERED Up to 3,500,000 Series A-1 Preferred Units, representing limited partnership interests in the Partnership, subject to 3:1 issuance test ratio of BUC’s to aggregate Series A/A-1 Preferred Units. RATE 3.0% Fixed rate, non-cumulative distribution paid quarterly. DISTRIBUTION AND LIQUIDATION PREFERENCE Senior to BUCs and on parity with the Series A Preferred Units INVESTOR OPTIONAL REDEMPTION Can put all, or in part, at par plus any accrued and unpaid distribution: Upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter; If the ratio between the BUCs market capitalization and aggregate Series A/A-1 Preferred Units falls below 1:1 for 15 consecutive business days. ISSUER OPTIONS Issuer has the option to call all, or in part, upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter. INVESTED ASSETS The Partnership represents that the majority of its invested assets, as determined by its General Partner, will be CRA-eligible investments. RIGHTS Non-voting, non-convertible, no registration rights. CRA ALLOCATION Community Development Investment Specific Allocation with Portfolio Diversification FUND CRA CRA Certificate of Majority of Invested Assets at close, annually thereafter FEES None © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Summary of Terms: Series B Preferred Units ISSUER Greystone Housing Impact Investors LP, a Delaware limited partnership. (NYSE:GHI) SECURITIES OFFERED Up to 10,000,000 Series B Preferred Units, representing limited partnership interests in the Partnership, subject to 2:1 issuance test ratio of BUC’s to aggregate all series of Preferred Units. RATE 5.75% Fixed rate, non-cumulative distribution paid quarterly. DISTRIBUTION AND LIQUIDATION PREFERENCE Senior to BUCs and junior to the Series A/A-1 Preferred Units INVESTOR OPTIONAL REDEMPTION Can put all, or in part, at par plus any accrued and unpaid distribution: Upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter; If the ratio between the BUCs market capitalization and aggregate Series A/A-1 Preferred Units falls below 1:1 for 15 consecutive business days. ISSUER OPTIONS Issuer has the option to call all, or in part, upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter. INVESTED ASSETS The Partnership represents that the majority of its invested assets, as determined by its General Partner, will be CRA-eligible investments. RIGHTS Non-voting, non-convertible, no registration rights. CRA ALLOCATION Community Development Investment Specific Allocation with Portfolio Diversification FUND CRA CRA Certificate of Majority of Invested Assets at close, annually thereafter FEES None © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Ownership Diagram Greystone Housing Impact Investors LP – Ownership Diagram (1) Beneficial Unit Certificates (“BUCs”) represent Limited Partnership Interests in Greystone Housing Impact Investors LP that are credited to the initial Limited Partner and whose rights are irrevocably assigned to the BUC Holders. Greystone AF Manager LLC America First Capital Associates, L.P. Two (“AFCA 2” or the “General Partner) Greystone Housing Impact Investors LP (NYSE: GHI) Limited Partnership Interests Preferred Units Series A, Series A-1 & Series B Greystone AF Holdings LLC Greystone ILP, inc. (The “initial limited partner”) Beneficial Unit Certificate (“BUC”) Holders 100% owned Limited Partnership Interests (1) 99.99% owned .01% owned 1% owned Portfolio of Investments 99% owned © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Addendum B Community Development Investments Q1 2016 – May 7, 2024 Community Development Investment Project Location Deal Type County Units Companion at Thornhill Apartments Lexington, SC Refinance Lexington 179 Concord at Williamcrest Houston TX Acquisition + Rehab Harris 288 Concord at Gulf Gate Houston TX Acquisition + Rehab Harris 288 Concord at Little York Houston TX Acquisition + Rehab Harris 276 Las Palmas II Coachella, CA Acquisition + Rehab Riverside 81 San Vicente Townhomes Soledad, CA Acquisition + Rehab Monterey 50 Harmony Court Bakersfield, CA Acquisition + Rehab Kern 96 Summerhill Bakersfield, CA Acquisition + Rehab Kern 128 Madera Family Madera, CA Acquisition + Rehab Madera 75 Courtyard Fullerton, CA Acquisition + Rehab Orange 108 Seasons San Juan Capistrano San Juan Capistrano, CA Acquisition + Rehab Orange 112 Seasons Lakewood Lakewood, CA Acquisition + Rehab Los Angeles 85 Oaks at Georgetown Georgetown, TX Acquisition + Rehab Williamson 192 Harmony Terrace Simi Valley, CA Acquisition + Rehab Ventura 136 Avistar at Copperfield Houston, TX Acquisition + Rehab Harris 192 Avistar at Wilcrest Houston, TX Acquisition + Rehab Harris 88 Avistar at Wood Hollow Austin, TX Acquisition + Rehab Travis 409 Montecito at Williams Ranch Salinas, CA Acquisition + Rehab Monterey 132 Village at River's Edge Columbia, SC New Construction Richland 124 Vineyard Gardens Oxnard, CA Acquisition + Rehab Ventura 62 South Pointe Hanahan, SC Acquisition + Rehab Berkeley 256 Rosewood Goose Creek, SC Acquisition + Rehab Berkeley 100 Solano Vista Vallejo, CA Acquisition + Rehab Solano 96 © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Addendum B (continued) Community Development Investments Q1 2016 – May 7, 2024 Community Development Investment Project Location Deal Type County Units Village at Avalon Albuquerque, NM New Construction Bernalillo 240 Gateway Village Hillsborough, NC Acquisition + Rehab Orange 64 Lynnhaven Durham, NC Acquisition + Rehab Durham 75 Montevista San Pablo, CA Acquisition + Rehab Contra Costa 82 Scharbauer Flats Midland, TX New Construction Midland 300 Oasis at Twin Lakes Roseville, MN New Construction Ramsey 228 Ocotillo Springs Brawley, CA New Construction Imperial 75 CCBA Senior Gardens San Diego, CA New Construction San Diego 45 Centennial Crossings Centennial, CO New Construction Arapahoe 209 Hilltop at Signal Hills West St Paul, MN New Construction Dakota 146 Legacy Commons at Signal Hills West St Paul, MN New Construction Dakota 247 Hope on Broadway Los Angeles, CA New Construction Los Angeles 49 Hope on Avalon Los Angeles, CA New Construction Los Angeles 88 Jackson Manor Apartments Jackson, MS Acquisition + Rehab Hinds 60 Osprey Village Kissimmee, FL New Construction Osceola 383 Willow Place Apartments McDonough, GA New Construction Henry 182 Anaheim & Walnut Long Beach, CA Acquisition + Rehab Los Angeles 88 Residency at the Mayer Hollywood, CA Acquisition + Rehab Los Angeles 79 Lutheran Gardens Apartments Compton, CA Acquisition + Rehab Los Angeles 76 Residency at the Entrepreneur Hollywood, CA New Construction Los Angeles 200 Magnolia Heights Covington, GA New Construction Newton 200 © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Addendum B (continued) Community Development Investments Q1 2016 – May 7, 2024 Community Development Investment Project Location Deal Type County Units Poppy Grove I Elk Grove, CA New Construction Sacramento 147 Poppy Grove II Elk Grove, CA New Construction Sacramento 82 Poppy Grove III Elk Grove, CA New Construction Sacramento 158 Park at Sondrio Greenville, SC Acquisition + Rehab Greenville 271 Park at Vietti Spartanburg, SC Acquisition + Rehab Spartanburg 204 The Residency at Empire Burbank, CA New Construction Los Angeles 148 Windsor Shores Apartments Columbia, SC Acquisition + Rehab Richland 176 The Ivy Apartments Greenville, SC Acquisition + Rehab Greenville 212 Handsel Morgan Apartments Buford, GA New Construction Gwinnett 45 MaryAlice Circle Apartments Buford, GA New Construction + Acq. Rehab Gwinnett 98 Sandy Creek Apartments Bryan, TX Acquisition + Rehab Brazos 140 The Safford Marana, AZ New Construction Pima 200 Woodington Gardens Apartments Baltimore, MD Acquisition + Rehab Baltimore 197 TOTAL 8,747 © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.

Addendum C Cash Available for Distribution Calculation The Partnership believes that Cash Available for Distribution (“CAD”) provides relevant information about the Partnership’s operations and is necessary, along with net income, for understanding its operating results. To calculate CAD, the Partnership begins with net income as computed in accordance with GAAP and adjusts for non-cash expenses consisting of depreciation expense, amortization expense related to deferred financing costs, amortization of premiums and discounts, fair value adjustments to derivative instruments, provisions for credit and loan losses, impairments on MRBs, governmental issuer loans, real estate assets and property loans, deferred income tax expense (benefit) and restricted unit compensation expense. The Partnership also adjusts net income for the Partnership’s share of (earnings) losses of investments in unconsolidated entities as such amounts are primarily depreciation expenses and development costs that are expected to be recovered upon an exit event. The Partnership also deducts Tier 2 income allocable to the General Partner as defined in the Partnership Agreement and distributions and accretion for the Preferred Units. Net income is the GAAP measure most comparable to CAD. There is no generally accepted methodology for computing CAD, and the Partnership’s computation of CAD may not be comparable to CAD reported by other companies. Although the Partnership considers CAD to be a useful measure of the Partnership’s operating performance, CAD is a non-GAAP measure that should not be considered as an alternative to net income calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP. The following table shows the calculation of CAD (and a reconciliation of the Partnership’s net income, as determined in accordance with GAAP, to CAD) for the three months ending March 31, 2024 and the years ended December 31, 2023, 2022, 2021, 2020 and 2019. Three months ended Mar 31 For the Years Ended December 31, 2024 2023 2022 2021 2020 2019 Net Income $10,648,381 $54,011,696 $65,562,166 $38,099,488 $7,208,828 $30,492,151 Unrealized (gains) losses on derivatives, net (4,604,215) 3,173,398 (7,239,736) (23,214) (116,899) 499,835 Depreciation and amortization expense 5,967 1,537,448 2,717,415 2,732,922 2,810,073 3,091,417 Provision for credit losses (806,000) (2,347,000) - 1,856,893 7,318,590 - Provision for loan loss - - - 444,302 911,232 - Impairment charge on real estate assets - - - - 25,200 75,000 Realized impairment of securities - - (5,712,230) (1,902,979) - Realized provision for loan loss - - (593,000) - - - Reversal of impairment charge on real estate assets - - - (250,200) - - Reversal of gain on sale of real estate assets - (10,363,363) - - - - Amortization of deferred financing costs 367,418 2,461,713 2,537,186 1,209,837 1,450,398 1,713,534 Restricted unit compensation expense 332,321 2,013,736 1,531,622 1,277,694 1,017,938 3,636,091 Deferred income taxes 2,998 (362) (45,056) (89,055) (105,920) (149,874) Redeemable Preferred Unit distributions and accretion (767,241) (2,868,578) (2,866,625) (2,871,051) (2,871,051) (2,871,051) Tier 2 (Income) Loss allocable to the General Partner - (3,248,148) (3,242,365) (2,649,242) 80,501 (2,018,202) Recovery of prior credit loss (17,155) (68,812) (57,124) - - - Bond premium, discount and origination fee amortization, net of cash received (40,475) (182,284) 768,715 (72,052) (59,691) (80,524) (Earnings) losses from investments in unconsolidated entities 106,845 17,879 - - - - Total CAD $5,228,844 $44,137,323 $53,360,968 $39,666,322 $15,766,220 $34,388,377 © 2024 Greystone & Co. II LLC. Confidential. All rights reserved.